Exhibit 99.1

News Release

Ameriprise Financial Reports Third Quarter Earnings

Ameriprise Financial reports earnings for the first time as a public company following its spin off from American Express Company on September 30, 2005

Net income before discontinued operations per diluted share was $0.50

Adjusted earnings per diluted share were $0.73

Minneapolis – October 24, 2005 – Ameriprise Financial, Inc. (NYSE: AMP) today reported net income before discontinued operations of $123 million for the third quarter, down 35 percent from $188 million a year ago. Adjusted earnings – net income excluding discontinued operations, AMEX Assurance and non-recurring separation costs – increased 11 percent, to $179 million in 2005 from $161 million in the 2004 quarter. Net income before discontinued operations per diluted share for the third quarter of 2005 was $0.50. Adjusted earnings per diluted share for the third quarter 2005 were $0.73, up 11 percent from the comparable period last year.

Included in both net income and adjusted earnings for the third quarter of 2005 is a $70 million expense, $46 million after-tax, related to the comprehensive settlement of the consolidated securities class action lawsuit discussed later in this release. Also included in the quarter is an after-tax benefit of $44 million from the annual Deferred Acquisition Cost (DAC) assessment, $13 million in tax expenses related to the finalization of prior period tax returns and $4 million in after-tax realized net investment losses. Included in third quarter 2004 were $22 million in after-tax regulatory and legal costs, an after-tax benefit of $15 million from the annual DAC assessment and $7 million in after-tax realized net investment gains.

Revenues grew 9 percent to $1.9 billion in the third quarter of 2005 from $1.7 billion in the same period of 2004. Adjusted revenues – revenues excluding discontinued operations and AMEX Assurance – grew 15 percent, predominantly driven by 25 percent growth in management, financial advice and service fees and 19 percent growth in distribution fees for the same period.

Return on equity – calculated using net income before discontinued operations, which includes separation costs, and equity excluding both the assets and liabilities of discontinued operations – for the 12 months ended September 30, 2005 was 9.8 percent.

“Our results for the third quarter were strong, reflecting continued success in our strategies to increase financial plan penetration, target mass affluent clients and improve advisor productivity. We have succeeded in enhancing our operating performance while successfully executing a substantial number of tasks to separate from American Express,” said Jim Cracchiolo, Chairman and Chief Executive Officer.

“In addition to generating improved operating performance, we rebranded our company to Ameriprise Financial, established the RiverSource brand for our products, launched a new advertising campaign and completed the legal separation from American Express through a stock dividend paid on September 30,” added Cracchiolo.

Management believes that the presentation of “adjusted” financial measures best reflects the underlying performance of the company’s ongoing operations. The adjusted financial measures exclude accounting change, discontinued operations, AMEX Assurance and non-recurring separation costs. This presentation aligns with the pro forma financials contained in our Form 10, which was filed August 19, 2005 with the Securities and Exchange Commission (SEC).

Ameriprise Financial, Inc.

Summary

(Unaudited)

	Dollars in millions			Diluted Per Share Data
	3Q05	3Q04	% chg	3Q05	3Q04	% chg
Net income	$125	$199	(38)%	$0.50	$0.81	(38)%
Less: Income from discontinued operations	2	11	(87)%	—	0.04	(87)%
Income before discontinued operations	123	188	(35)%	0.50	0.77	(35)%
Less: Income attributable to AMEX Assurance, after-tax	3	27	(90)%	0.01	0.11	(90)%
Add: Separation costs, after-tax	59	—	#	0.24	—	#

Adjusted earnings, after-tax	$179	$161	11%	$0.73	$0.66	11%

# - Variance of 100% or greater.

Key Operating Highlights

Total clients increased 2 percent from a year ago to 2.8 million, with client retention remaining strong at 94 percent. The number of mass affluent clients increased 12 percent from the year ago period. Clients with a financial plan increased to 43 percent of our branded advisor client base, up from 42 percent in the year ago period. The company sold approximately 54,500 financial plans in the third quarter of 2005, up 7 percent from the comparable year ago period.

Advisor productivity showed continued improvement, with branded advisor cash sales up 14 percent, retail managed assets up 13 percent and Gross Dealer Concession (GDC) up 17 percent.

Total advisors grew 1 percent to 12,188 from 12,071 at the end of the prior year quarter. Branded advisors of 10,480 decreased less than 1 percent from a year ago due to fewer employee advisor appointments during the second and third quarters. Advisor annualized retention was 91 percent for franchisees and 64 percent for employees.

At September 30, 2005, owned, managed and administered assets increased 11 percent from September 30, 2004, or $42 billion, to over $420 billion. The growth was driven by increases of $14 billion in SPS wrap assets, $13 billion in higher Threadneedle managed assets and $9 billion in higher owned assets. During the quarter, the company transferred its 50 percent ownership interest in American Express International Deposit Company (AEIDC) to American Express. All periods have been restated to remove AEIDC assets from the owned category and to report the related investment portfolio in the managed category. During the third quarter, the company received a $1.1 billion capital contribution from American Express. The impact on assets due to the AMEX Assurance transaction was immaterial.

Ameriprise Financial, Inc.

Consolidated Income Statements

Includes AMEX Assurance

(Dollars in millions, unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		Percent	September 30,		Percent
	2005	2004	Inc/(Dec)	2005	2004	Inc/(Dec)
Revenues
Management, financial advice and service fees	$687	$550	25%	$1,927	$1,642	17%
Distribution fees	296	248	19%	873	834	5%
Net investment income	561	520	8%	1,667	1,566	6%
Premiums	202	262	(23)%	751	759	(1)%
Other revenues	127	132	(3)%	397	383	4%
Total revenues	1,873	1,712	9%	5,615	5,184	8%
Expenses
Compensation and benefits:
Field	408	311	31%	1,141	992	15%
Non-field	295	249	19%	854	698	23%
Total compensation and benefits	703	560	26%	1,995	1,690	18%
Interest credited to account values	337	302	11%	976	926	5%
Benefits, claims, losses and settlement expenses	190	205	(8)%	646	605	7%
Amortization of deferred acquisition costs	49	108	(55)%	319	312	2%
Interest and debt expense	16	13	27%	52	37	41%
Other expense	305	263	16%	841	762	10%
Total expenses before separation costs	1,600	1,451	10%	4,829	4,332	11%
Income from continuing operations before income tax provision, separation costs and accounting change	273	261	4%	786	852	(8)%
Income tax provision before tax benefit attributable to separation costs	91	73	25%	230	253	(9)%
Income from continuing operations before separation costs and accounting change	182	188	(3)%	556	599	(7)%
Separation costs, after-tax *	59	—	#	109	—	#
Income from continuing operations before accounting change	123	188	(35)%	447	599	(25)%
Discontinued operations	2	11	(87)%	16	31	(49)%
Cumulative effect of accounting change, net of tax	—	—	—	—	(71)	#
Net income	$125	$199	(38)%	$463	$559	(17)%

AMEX Assurance net income	$3	$27		$56	$79

Weighted average common shares outstanding:
Basic (millions)	246.2	246.2	—	246.2	246.2	—
Diluted (millions)	246.2	246.2	—	246.2	246.2	—

# Variance of 100% or greater.

* Assumes 35% statutory tax rate on separation costs.

Third Quarter 2005 Consolidated Results

Consolidated revenues rose 9 percent to $1.9 billion, up from $1.7 billion in the year ago quarter. Adjusted revenues, which exclude AMEX Assurance-related revenues, grew 15 percent.

•                  Management, financial advice and service fees grew 25 percent to $687 million, driven by higher assets under management, including the impact of market appreciation, Threadneedle hedge fund performance fees and greater SPS wrap fees. The impact of changes attributable to AMEX Assurance was immaterial.

•                  Distribution fees grew 19 percent to $296 million, as a result of an increase in fees from retail brokerage activity driven by stronger sales.

•                  Net investment income grew 8 percent to $561 million, driven by higher asset levels. Included in net investment income are the $6 million in net investment losses, which compared to $11 million of net investment gains from the third quarter of 2004. The impact of changes attributable to AMEX Assurance was immaterial.

•                  Premiums declined 23 percent to $202 million primarily due to the ceding of the AMEX Assurance business to American Express. Third quarter 2004 revenues included $62 million of premiums related to AMEX Assurance and third quarter 2005 revenues included $(15) million of premiums related to AMEX Assurance. Excluding AMEX Assurance, adjusted premiums increased 9 percent to $217 million due to growth in our home and auto insurance sales, most notably from the Costco alliance.

Consolidated expenses totaled $1.7 billion for the three months ended September 30, 2005, up 17 percent from $1.5 billion for the three months ended September 30, 2004. This increase includes $92 million in non-recurring separation costs. Adjusted expenses, excluding separation costs and expenses associated with AMEX Assurance, were $1.6 billion, up 13 percent from a year ago.

•                  Compensation and benefits – field increased 31 percent to $408 million and includes a significant impact related to AMEX Assurance of $35 million. Adjusted for AMEX Assurance, compensation and benefits – field increased 20 percent due to higher sales and related commissions.

•                  Compensation and benefits – non-field increased 19 percent to $295 million due to increased management incentives, higher benefit costs and merit adjustments. Increased management incentives were largely due to strong hedge fund performance at Threadneedle. The impact of changes attributable to AMEX Assurance was immaterial.

•                  Interest credited to account values increased 11 percent to $337 million due to higher interest crediting rates and volume growth on investment certificates products.

•                  Benefits, claims, losses and settlements declined 8 percent to $190 million, reflecting a $60 million decline from the impact of ceding of AMEX Assurance reserves, which was offset by increases driven by higher life and health in-force levels and higher average home and auto insurance policies in force. On an adjusted basis, benefits, claims, losses and settlements increased 22 percent to $241 million.

•                  Amortization of DAC declined 55 percent to $49 million primarily as a result of a $67 million pretax benefit resulting from the annual DAC assessment. This compared to a $24 million pretax DAC amortization benefit in the third quarter 2004. On an adjusted basis, amortization of DAC declined 51 percent to $49 million.

As disclosed in prior periods, Ameriprise annually performs a comprehensive review in the third quarter of each year and updates various DAC assumptions, such as persistency, mortality rate, interest margin and maintenance expense level assumptions. The impact on results from operations of changing assumptions with respect to the amortization of DAC can be either positive or negative in any particular period. As a result of these reviews, Ameriprise took actions in 2005 and 2004 that impacted the DAC balances and expenses.

In the third quarter of 2005, this comprehensive review resulted in a net $67 million DAC amortization expense reduction. Protection segment DAC amortization expense was reduced by $53 million and Asset Accumulation and Income segment DAC amortization expense was reduced by $14 million. These actions primarily reflected:

•                  a $32 million DAC amortization reduction reflecting changes in previously assumed mortality rates; and

•                  a $33 million DAC amortization reduction reflecting lower than previously assumed surrender rates and higher associated surrender charges.

•                  Interest and debt expense increased 27 percent to $16 million reflecting higher short-term interest rates.

•                  Other expense increased 16 percent to $305 million including the previously mentioned $70 million pretax charge related to the settlement of a class action lawsuit. Adjusted for the impact of AMEX Assurance, other expense increased 20 percent to $304 million in the third quarter 2005.

•                  Separation costs incurred during the quarter of $92 million pretax ($59 million after-tax) were primarily related to advisor retention program costs, technology costs and costs associated with establishing the Ameriprise Financial brand. To date we have incurred $168 million pretax ($109 million after-tax) of the separation costs.

Asset Accumulation and Income

Income Statements

(Dollars in millions, unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		Percent	September 30,		Percent
	2005	2004	Inc/(Dec)	2005	2004	Inc/(Dec)
Revenues
Management, financial advice and service fees	$611	$486	26%	$1,703	$1,454	17%
Distribution fees	207	176	17%	612	586	4%
Net investment income	479	450	7%	1,428	1,364	5%
Other revenues	8	16	(45)%	43	29	52%
Total revenues	1,305	1,128	16%	3,786	3,433	10%
Expenses
Compensation and benefits - field	252	221	14%	733	657	12%
Interest credited to account values	299	261	15%	874	822	6%
Benefits, claims, losses and settlement expenses	3	16	(82)%	24	36	(34)%
Amortization of deferred acquisition costs	68	79	(16)%	257	223	14%
Interest and debt expense	12	10	18%	30	21	38%
Other expense	505	384	32%	1,384	1,139	22%
Total expenses	1,139	971	17%	3,302	2,898	14%
Income from continuing operations before income tax provision and accounting change	$166	$157	7%	$484	$535	(9)%

Asset Accumulation and Income Segment – Third Quarter 2005 Results

Income from continuing operations before income tax provision and accounting change was $166 million for the third quarter, up 7 percent from $157 million a year ago. The Asset Accumulation and Income segment was not impacted by the results of AMEX Assurance.

Pretax return on allocated equity for continuing operations was 17.6 percent at September 30, 2005, down 70 basis points from full year 2004.

Total revenues of $1.3 billion rose 16 percent from $1.1 billion in the year ago quarter.

•                  Management, financial advice and service fees grew 26 percent to $611 million, driven by net inflows into our wrap accounts, separate account assets and Threadneedle mutual funds, as well as market appreciation.

•                  Distribution fees grew 17 percent to $207 million, on an increase in fees from retail brokerage activity driven by stronger sales.

•                  Net investment income grew 7 percent to $479 million, driven by higher average invested assets, offset by net realized investment losses of $8 million. The average yield on invested assets was the same in both periods.

Total expenses of $1.1 billion rose 17 percent from $971 million in the year ago quarter.

•                  Compensation and benefits – field rose 14 percent to $252 million reflecting higher commissions paid driven by stronger sales activity.

•                  Interest credited to account values increased 15 percent to $299 million due to higher interest crediting rates and volume growth on investment certificate products.

•                  Benefits, claims, losses and settlements declined 82 percent, reflecting a decline of $12 million in the liability for future benefits under Guaranteed Minimum Withdrawal Benefit rider contracts.

•                  Amortization of DAC declined 16 percent to $68 million, including a $14 million pretax benefit resulting from the annual DAC assessment. This compared to an $8 million pretax DAC amortization benefit in the third quarter 2004.

•                  Other operating expenses increased 32 percent to $505 million on higher non-field compensation and benefits attributable to this segment, as well as the $70 million expense related to the settlement of the class action lawsuit.

Asset management product revenues increased 12 percent compared to the year ago quarter, driven by increases in managed assets. At September 30, 2005, managed assets grew 9 percent as compared to September 30, 2004, reflecting market appreciation, which was partially offset by net outflows. In retail managed assets, we continued to experience negative flows in RiverSource mutual funds, offset by positive flows in Threadneedle mutual funds and wrap accounts. Institutional managed assets experienced negative flows primarily driven by our previously announced closing of several hedge funds and the San Diego office.

Variable annuity product revenues grew 11 percent compared to the year ago quarter, driven primarily by strong new flows. Variable annuity assets accounted for in owned assets continued to show strong increases with net flows of $826 million in the quarter ended September 30, 2005.

Fixed annuity product revenues grew 2 percent compared to the year ago quarter, primarily as a result of realized gains and mark-to-market benefits on hedges.

Certificate product revenues rose 15 percent compared to the year ago quarter, due to increases in account values. Certificate revenues exclude AEIDC, which are now reported in discontinued operations.

Banking, brokerage and other product revenues increased 44 percent compared to the year ago quarter, due to strong sales and growth in the SPS wrap product, as well as higher financial advice and service fees.

Protection

Income Statements

Includes AMEX Assurance

(Dollars in millions, unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		Percent	September 30,		Percent
	2005	2004	Inc/(Dec)	2005	2004	Inc/(Dec)
Revenues
Management, financial advice and service fees	$17	$17	(1)%	$46	$39	16%
Distribution fees	27	25	4%	80	78	1%
Net investment income	90	82	9%	256	234	10%
Premiums	217	262	(17)%	766	759	1%
Other revenues	109	103	6%	333	318	5%
Total revenues	460	489	(6)%	1,481	1,428	4%
Expenses
Compensation and benefits - field	57	23	#	102	66	55%
Interest credited to account values	38	42	(11)%	102	104	(3)%
Benefits, claims, losses and settlement expenses	187	190	(1)%	622	570	9%
Amortization of deferred acquisition costs	(20)	29	#	61	89	(31)%
Interest and debt expense	9	5	75%	19	12	62%
Other expense	53	66	(21)%	211	199	6%
Total expenses	324	355	(9)%	1,117	1,040	8%
Income from continuing operations before income tax provision and accounting change	$136	$134	0%	$364	$388	(7)%

#  Variance of 100% or greater.

Protection Segment – Third Quarter 2005 Results

Income from continuing operations before income tax provision and accounting change was $136 million for the third quarter, compared to $134 million a year ago. Adjusted segment earnings increased 41 percent, from $94 million in the 2004 quarter to $133 million in 2005.

Pretax return on allocated equity for continuing operations was 23.5 percent at September 30, 2005, down 180 basis points from full year 2004. These returns include AMEX Assurance.

Total revenues of $460 million decreased 6 percent from $489 million in the year ago quarter. AMEX Assurance revenues of $67 million were included in the year ago quarter but were reduced to $(12) million in the third quarter of 2005 due to the reinsurance agreement with American Express. Adjusted segment revenues increased 12 percent to $472 million.

•                  Net investment income increased 9 percent to $90 million. The impact of AMEX Assurance was immaterial.

•                  Premiums declined 17 percent to $217 million, primarily reflecting the impact of AMEX Assurance. Adjusted segment premiums increased 16 percent to $232 million, driven by solid growth in premiums from home and auto.

•                  Other revenues rose 6 percent to $109 million due to higher insurance in-force levels. Adjusted segment other revenues rose 8 percent to $110 million.

Total expenses of $324 million decreased 9 percent from $355 million in the year ago quarter, primarily due to the ceding of AMEX Assurance losses to American Express. Adjusted segment expenses increased 3 percent to $339 million.

•                  Compensation and benefits – field increased by $34 million, reflecting a $34 million impact related to the AMEX Assurance reinsurance transaction.

•                  Interest credited to account values decreased 11 percent to $38 million.

•                  Benefits, claims, losses and settlements declined 1 percent to $187 million as higher life and health in-force levels and higher average home and auto insurance policies in force were offset by a decline of $60 million related to the AMEX Assurance business ceded to American Express. Adjusted segment benefits, claims, losses and settlements increased 32 percent to $238 million due to a $13 million increase in the expense for future policy benefits in third quarter 2005 related to the inclusion of an explicit maintenance reserve for long term care insurance in Protection products. The increase is also driven by an increase in the face amount of life insurance policies outstanding.

•                  Amortization of DAC resulted in income of $20 million in third quarter 2005 compared to an expense of $29 million in third quarter 2004. Adjusted segment amortization of DAC results in income of $20 million in the third quarter 2005 compared to an expense of $21 million in the third quarter of 2004. The impact of the annual DAC assessment for third quarter 2005 was a favorable adjustment of $53 million for 2005 compared to a favorable adjustment of $16 million in 2004.

•                  Interest and debt expense increased 75 percent to $9 million due primarily to higher short-term interest rates.

Variable universal life and universal life product revenues increased 4 percent compared to the year ago quarter, driven by variable universal life sales. Term and whole life revenues declined 5 percent compared to the year ago quarter, based on flat sales and increased lapses. Home and auto revenues increased 25 percent compared to the year ago quarter, driven by increased policy counts. Disability income and other product revenues are down 35 percent compared to the year ago quarter, due to the impact of ceding premiums related to AMEX Assurance.

Corporate and Other and Eliminations

Statements of Operations

Includes the impact of Separation Costs

(Dollars in millions, unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		Percent	September 30,		Percent
	2005	2004	Inc/(Dec)	2005	2004	Inc/(Dec)
Revenues
Management, financial advice and service fees	$59	$47	27%	$178	$149	21%
Distribution fees	62	47	34%	181	170	7%
Net investment income	(8)	(12)	(26)%	(17)	(32)	(47)%
Premiums	(15)	—	#	(15)	—	#
Other revenues	10	13	(26)%	21	36	(46)%
Total revenues	108	95	14%	348	323	8%
Expenses
Compensation and benefits - field	99	67	49%	306	269	14%
Interest credited to account values	—	(1)	#	—	—	—
Benefits, claims and settlement expenses	—	(1)	#	—	(1)	#
Amortization of deferred acquisition costs	1	—	#	1	—	#
Interest and debt expense	(5)	(2)	89%	3	4	(6)%
Other expense	42	62	(30)%	100	122	(19)%
Total expenses	137	125	11%	410	394	4%
Income/(loss) from continuing operations before income tax provision, separation costs and accounting change	(29)	(30)	0%	(62)	(71)	(14)%
Separation costs, pretax	92	—	#	168	—	#
Income/(loss) from continuing operations before income tax provision and accounting change	$(121)	$(30)	#	$(230)	$(71)	#

# Variance of 100% or greater.

Corporate and Other and Eliminations Segment – Third Quarter 2005 Results

Loss from continuing operations before income tax provision and accounting change was $121 million for the third quarter, compared to $30 million a year ago. The Corporate and Other and Eliminations segment was not impacted by the results of AMEX Assurance. The year-over-year change was predominantly due to the inclusion of $92 million of non-recurring separation costs.

Total revenues of $108 million increased 14 percent from $95 million in the year ago quarter.

•                  Management, financial advice and service fees grew 27 percent to $59 million, due to growth in assets managed and advice fees at Securities America Financial Corporation (SAI), which operates its own separately branded distribution network.

•                  Distribution fees grew 34 percent to $62 million as a result of greater activity at SAI.

•                  Net investment income was a loss of $8 million compared to a loss of $12 million in the year ago quarter. These losses are primarily the result of amortization of low income housing investments.

•                  Other revenues decreased from $13 million to $10 million.

Total expenses of $229 million increased from $125 million in the year ago quarter primarily due to the inclusion of $92 million of non-recurring separation costs.

•                  Compensation and benefits – field rose 49 percent to $99 million reflecting higher commissions paid at SAI.

Balance Sheet and Capital

Shareholders’ equity was $7.8 billion up 17 percent from year-end 2004. The change reflects the capital contribution from American Express of $1.1 billion, a decline in other comprehensive income of $400 million, primarily driven by interest rate increases. Book value per share was $31.83. The debt/capital ratio declined from 19.7 percent at December 31, 2004 to 15.2 percent at September 30, 2005.

The company maintains substantial liquidity, with $2.6 billion in cash and cash equivalents at September 30, 2005. The company’s investment portfolio quality remains high, with 49 percent of available for sale bonds rated double-A or higher and below investment grade bonds at 7 percent.  Reserve coverage of non-performing assets increased to 8.8 times at September 30, 2005 from 6.6 times at June 30, 2005.

The company has filed a registration statement on Form S-3 with the SEC in anticipation of issuing long-term senior debt of approximately $1.5 billion to replace the existing bridge loan, which was drawn on September 28, 2005 to repay American Express for inter-company loans, and for other corporate purposes.

The registration statement relating to the long-term senior debt securities has been filed with the SEC but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

Settlement of Class Action Lawsuit

Ameriprise Financial has reached a comprehensive settlement regarding the consolidated securities class action lawsuit filed against the company, its former parent and affiliates in October 2004 called, “In re

American Express Financial Advisors Securities Litigation.” The settlement, under which the company denies any liability, includes a one-time payment of $100 million to the class members. The settlement is subject to court approval.

The class members include individuals who purchased mutual funds in the company’s Preferred Provider Program, Select Group Program, or any similar revenue sharing program; purchased mutual funds sold under the American Express® or AXP® brand; or purchased for a fee financial plans or advice from the company between March 10, 1999 and through the date on which a formal stipulation of settlement is signed.

The company’s litigation reserve is sufficient to cover the contingent liability for the settlement. The reserve for this litigation was increased by $70 million pretax, $46 million after-tax, at September 30, 2005 from the reserve at June 30, 2005. The impact of this reserve increase is reflected as an expense on the company’s statement of operations for the quarter ended September 30, 2005.

While the company denies the allegations in this lawsuit, the company made the determination to settle this litigation and obtain the broad release from these claims so that it can move forward as a newly independent company unencumbered by the distraction, expense and uncertainty that accompanies such litigation. The company believes doing so is in the best interests of the company, its shareholders and its clients.

Definitions

Allocated equity – the internal allocation of consolidated shareholders’ equity, excluding accumulated other comprehensive income, to the company’s operating segments for purposes of measuring segment return on allocated equity. Allocated equity does not reflect insurance company risk-based capital or other regulatory capital requirements applicable to the company and certain of its subsidiaries.

AMEX Assurance – is a legal entity owned by IDS Property Casualty Company that offers travel and other card insurance to American Express customers. This business has historically been reported in the TRS segment of American Express’s GAAP financial statements. Under the separation agreement, 100 percent of this business will be ceded to an American Express subsidiary in return for an arm’s length ceding fee. Ameriprise Financial expects to sell the legal entity of AMEX Assurance to American Express within two years after separation for a fixed price equal to the net book value of AMEX Assurance as of the separation date. See the company’s Form 10 filed with the SEC.

Gross Dealer Concession – internal measure, commonly used in the financial services industry, of the sales production of the advisor channel excluding SAI.

Mass Affluent Clients – individuals with $100,000 to $1 million in investable assets. The company tracks clients with $100,000 or more in assets with the company as a proxy for Mass Affluent Clients acquired.

Total clients – the sum of all individual, business and institutional clients.

Reconciliation table:  Protection Segment Income Statements to Adjusted

	Reported Income for		AMEX Assurance		Pro forma Income for
	Quarters Ended		Quarters Ended		Quarters Ended
	September 30,		September 30,		September 30,		Percent
(Dollars in millions, unaudited)	2005	2004	2005	2004	2005	2004	Inc(Dec)

Revenues
Management, financial advice and service fees	$17	$17	$1	$1	$16	$16	(1)%
Distribution fees	27	25	—	—	27	25	4%
Net investment income	90	82	3	3	87	79	9%
Premiums	217	262	(15)	62	232	200	16%
Other revenues	109	103	(1)	1	110	102	8%
Total revenues	460	489	(12)	67	472	422	12%
Expenses
Compensation and benefits - field	57	23	35	1	22	22	(2)%
Interest credited to account values	38	42	—	—	38	42	(11)%
Benefits, claims, losses and settlement expenses	187	190	(51)	9	238	181	32%
Amortization of deferred acquisition costs	(20)	29	—	8	(20)	21	#
Interest and debt expense	9	5	—	—	9	5	75%
Other expense	53	66	1	9	52	57	(10)%
Total expenses	324	355	(15)	27	339	328	3%
Income from continuing operations before income tax provision, separation costs and accounting change	$136	$134	$3	$40	$133	$94	41%

# Variance of 100% or greater.

Reconciliation table:  Reported Consolidated Income Statements to Adjusted

	Reported Income for		AMEX Assurance		Pro forma Income for
	Quarters Ended		Quarters Ended		Quarters Ended
	September 30,		September 30,		September 30,		Percent
(Dollars in millions, unaudited)	2005	2004	2005	2004	2005	2004	Inc(Dec)

Revenues
Management, financial advice and service fees	$687	$550	$1	$1	$686	$549	25%
Distribution fees	296	248	—	—	296	248	19%
Net investment income	561	520	3	3	558	517	8%
Premiums	202	262	(15)	62	217	200	9%
Other revenues	127	132	(1)	1	128	131	(1)%
Total revenues	1,873	1,712	(12)	67	1,885	1,645	15%
Expenses
Compensation and benefits:
Field	408	311	35	1	373	310	20%
Non-field	295	249	—	—	295	249	19%
Total compensation and benefits	703	560	35	1	668	559	20%
Interest credited to account values	337	302	—	—	337	302	11%
Benefits, claims, losses and settlement expenses	190	205	(51)	9	241	196	22%

Amortization of deferred acquisition costs	49	108	—	8	49	100	(51)%
Interest and debt expense	16	13	—	—	16	13	27%
Other expense	305	263	1	9	304	254	20%
Total expenses	1,600	1,451	(15)	27	1,615	1,424	13%
Income from continuing operations before income tax provision, separation costs and accounting change	273	261	3	40	270	221	22%
Income tax provision	91	73	—	13	91	60	53%

Income from continuing operations before separation costs and accounting change	182	188	3	27	179	161	11%
Separation costs, after-tax	59	—	—	—	59	—	#
Income from continuing operations before accounting change	123	188	3	27	120	161	(26)%
Discontinued operations	2	11	—	—	2	11	(87)%
Cumulative effect of accounting change, net of tax	—	—	—	—	—	—	0%
Net income	$125	$199	$3	$27	$122	$172	(30)%

# Variance of 100% or greater.

Reconciliation table:  Selected Adjusted Consolidated Income Data to GAAP

(Dollars in millions, unaudited)

	Three Months Ended
	September 30, 2005
	Presented
	before
	separation	Difference
	cost impacts	Attributable to
	in Reported	Separation	GAAP
Line item in Reported non-GAAP presentation	Financials	Costs	Equivalent	GAAP Equivalent
Total revenues (GAAP measure)	$1,873		$1,873	Total revenues

Total expenses before separation costs	1,600	$92	1,692	Total expenses

Income from continuing operations before income tax provision, separation costs and accounting change	273	(92)	181	Income from continuing operations before income tax provision and accounting change

Income tax provision before tax benefit attributable to separation costs*	91	(33)	58	Income tax provision

Income from continuing operations before separation costs and accounting change	182

Separation costs, after-tax*	59

Income from continuing operations before accounting change (GAAP measure)	$123		$123	Income from continuing operations before accounting change

	Nine Months Ended
	September 30, 2005
	Presented
	before
	separation	Difference
	cost impacts	Attributable to
	in Reported	Separation	GAAP
Line item in Reported non-GAAP presentation	Financials	Costs	Equivalent	GAAP Equivalent
Total revenues (GAAP measure)	$5,615		$5,615	Total revenues

Total expenses before separation costs	4,829	$168	4,997	Total expenses

Income from continuing operations before income tax provision, separation costs and accounting change	786	(168)	618	Income from continuing operations before income tax provision and accounting change

Income tax provision before tax benefit attributable to separation costs*	230	(59)	171	Income tax provision

Income from continuing operations before separation costs and accounting change	556

Separation costs, after-tax*	109

Income from continuing operations before accounting change (GAAP measure)	$447		$447	Income from continuing operations before accounting change

*Assumes 35% statutory tax rate on separation costs.

Ameriprise Financial

Ameriprise Financial is one of the nation’s leading financial planning, asset management and insurance companies. Through its nationwide network of more than 10,000 financial advisors, Ameriprise Financial delivers solutions to clients through a comprehensive and personalized financial planning approach built on a long-term relationship with a knowledgeable advisor. The company specializes in meeting the retirement-related financial needs of the mass affluent. For more information, visit www.ameriprise.com.

Financial advisory services and investments available through Ameriprise Financial Services, Inc. Member NASD and SIPC. RiverSource insurance and annuities issued by IDS Life Insurance Company, and in New York only, IDS Life Insurance Company of New York, Albany, New York.  These companies are part of Ameriprise Financial, Inc.

Investments are not insured by the FDIC, are not deposits or obligations of or guaranteed by a financial institution, and involve investment risks, including possible loss of principal and may fluctuate in value.

You should consider the investment objectives, risks, charges and expenses of annuities and mutual funds carefully before investing. For a copy of a mutual fund or annuity prospectus, which contains this and other information, call (800) 297-FUND, TTY: (800) 846-4852. Read the prospectus carefully before you invest.

Contacts:

Investor Relations:

Laura Gagnon

Ameriprise Financial

612-671-2080

laura.c.gagnon@ampf.com

Mary Baranowski

Ameriprise Financial

212-640-5174

mary.baranowski@ampf.com

Media Relations:

David Kanihan

Ameriprise Financial

612-678-4925

david.e.kanihan@ampf.com

Paul Johnson

Ameriprise Financial

612-671-0625
paul.w.johnson@ampf.com

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